Exhibit 4

AMENDMENT NO. 1
TO
SECOND AMENDED, RESTATED AND CONSOLIDATED PLEDGE AGREEMENT
For the Benefit of the Contran Amended and Restated Deferred Compensation Trust

This Amendment No. 1 to the Second Amended, Restated and Consolidated Pledge Agreement (this “Amendment”) is effective as of January 15, 2014 between Contran Corporation, a Delaware corporation (“Contran”), and Valhi Holding Company, a Delaware corporation and a subsidiary of Contran (“VHC”).  Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such capitalized terms in the Second Amended, Restated and Consolidated Pledge Agreement dated October 7, 2009 between Contran and VHC (the “Pledge Agreement”).

Recitals

A.           As of the date hereof, Contran has instructed the U.S. Bank in writing to release from the CDCT (the “Release”):

(1)	$900,000.00 to Contran;

(2)	1,100,541 shares of Valhi Common Stock registered in the name of the CDCT to Contran; and

(3)	6,457,160 shares of Valhi Common Stock registered in the name of VHC to VHC and related executed stock powers;

and informed the Trustee that after the Release the fair market value of the remaining assets of the CDCT will exceed by more than $1,000,000.00 the remaining accrued liability under the 2008 Deferred Compensation Agreement.

B.           After the Release, 2.0 million shares of the Valhi Common Stock will continue to be pledged by VHC to the CDCT (the “Remaining Shares”).

C.           It is necessary to amend the Pledge Agreement to reflect the effects of the Release.

Amendment

The Pledge Agreement is hereby amended so that as of the date hereof:

(1)	the CDCT only holds stock certificates representing the Remaining Shares and the related executed stock powers;

(2)	VHC grants to the CDCT a security interest only in the Remaining Shares;

(3)	the CDCT has released all right, title and interest (including any security interest) to any other shares of Valhi Common Stock that was previously pledged to the CDCT; and

(4)	references to the capitalized term “Valhi Shares” in Articles V, VI, VII and VIII of the Pledge Agreement shall only mean the Remaining Shares.

Executed as of the date written above.

Contran Corporation By: /s/ Gregory M. Swalwell Gregory M. Swalwell, Vice President	Valhi Holding Company By: /s/ Bobby D. O’Brien Bobby D. O’Brien, Vice President